Exhibit 99.1

PARIS—(BUSINESS WIRE)—Mar. 16, 2011— Regulatory News:

Toreador Resources Corporation (NASDAQ:TRGL) (Paris:TOR) today announced fourth quarter and full year 2010 financial results.

•                                          Full-Year revenue for 2010 of $40.8 million (resulting from $24 million of oil sales and $16.8 million of other operating income) compared to $19.2 million in 2009.

•                                          Fourth Quarter 2010 Revenue of $7.7 million (resulting from $6.5M in oil sales and $1.2M of Other Operating Income) compared to $6.1 million in the fourth quarter 2009

•                                          Production for the full year 2010 of 323,000

•                                          Cash flow from operating activities of $9.6 million and EBITDA of $12 million for 2010

•                                          Year-end cash and cash equivalents balance of $21.6 million

•                                          Concessions representing 93% of our reserves as of December 31, 2010 renewed to January 1, 2036

•                                          Company cross-listed on NYSE Euronext Paris under the symbol “TOR”

•                                          Julien Balkany stepped down from the Board and has been appointed Special Advisor to Toreador’s Chief Executive and President.

Mr. Craig McKenzie, CEO of Toreador, said, “2010 was a momentous year for Toreador. Following a rigorous strategic alternative process initiated in late 2009, in May we announced a partnership agreement with Hess Oil France SAS to initiate a proof of concept program for our Paris Basin Liassic resource play.”

“With steady conventional production, positive cash flow from operations, a strong balance sheet and the advantage of having Hess as a partner in the Paris Basin, Toreador and its shareholders face significant opportunities for growth going forward.”

“As we look at 2011, it is our firm commitment to work with the French Government, the local authorities and the communities in which we operate. We are dedicated to continuing in our role as a responsible and environmentally conscious corporate partner in France.”

FULL YEAR 2010 FINANCIAL RESULTS

	Twelve months ended
(Audited)	December 31,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$40.8	$19.2	$21.6	113%
Sale and other operating revenue	$24.0	$19.2	$4.8	25%
Other operating income	$16.8	$—	$16.8
Operating income (loss)	$7.3	$(16.2)	$23.5	-145%
Loss from discontinued operations	$(0.7)	$(10.1)	$9.4	-93%
Income (loss) available to common shares	$(9.5)	$(25.4)	$15.9	-63%
Basic loss per share ($/share)	$(0.38)	$(1.24)	$0.86	-69%
Diluted loss per share ($/share)	$(0.38)	$(1.24)	$0.86	-69%
Capital expenditures	$0.22	$2.89	$(2.7)	-92%
Production (MBbl)	323	328	(5)	-2%
Average realized price ($/Bbl)	$76.67	$57.17	$19.5	34%

For the full year, consolidated revenue was up 113% to $40.8 million (resulting from oil sales of $24 million and other operating revenue of $16.8 million), compared to $19.2 million in 2009.

Sales and other operating revenue for the twelve months ended December 31, 2010 were $24 million, as compared to sales and other operating revenue of $19.2 million for the comparable period in 2009. This increase is primarily due to the global increase in oil price. The increase in the average realized price for oil from $57.17 in 2009 to $76.67 in 2010 resulted in an increase of revenue of $6.3 million. Production remained relatively stable, decreasing from 328 MBbls in 2009 to 323 MBbls in 2010.

Other operating income for the twelve months ended December 31, 2010 was $16.8 million as compared to zero for last year, which represented (i) the $15 million upfront payment received from Hess Oil France (“Hess”) on June 10, 2010 under the partnership agreement entered into with Hess on May 10, 2010 and (ii) $1.8M invoiced to Hess for all personal general and administrative expense associated with our activities as operator of the exploration permits in the Paris Basin.

Lease operating expense was $11.6 million, or $35.90 per Bbl produced, for the twelve months ended December 31, 2010, as compared to $8.4 million, or $25.60 per Bbl produced, for the comparable period in 2009. This increase is mainly due to the classification as lease operating expenses in 2010 of (i) certain costs associated with our French properties and (ii) additional Paris headquarter expenses.

Exploration expense for the twelve months ended December 31, 2010 was $2.0 million, as compared to $0.1 million for the comparable period in 2009. This increase is due primarily to expenses associated with geological and technical studies the Company conducted and commissioned in connection with the shale oil development project in the Paris Basin.

Depreciation, depletion and amortization expense for the twelve months ended December 31, 2010, was $4.4 million, or $12.21 per BOE produced, as compared to $5.3 million, or $17.57 per BOE produced for the twelve months ended December 31, 2009. This decrease is primarily due to the higher proved reserves assigned to our French assets at December 31, 2009 due to increased oil prices (as depreciation, depletion and amortization is calculated for the first three quarters of the year based on the reserves assigned to our French assets at the end of the preceding year).

General and administrative expense (including stock compensation expense) was $15.2 million for the twelve months ended December 31, 2010, as compared to $20.4 million for the comparable period of 2009.

Excluding stock compensation expense, general and administrative expense was $11.1 million for the twelve months ended December 31, 2010, compared with ,$16.8 million for the comparable period of 2009. This decrease is primarily due to certain exceptional costs incurred in 2009, such as cost associated with the close of the Dallas office and reorganization of the group for approximately $4 million, this decrease was partially offset by costs incurred in connection with the strategic partnership process and the dual listing. Stock compensation expense was $3.2 million for the twelve months ended December 31, 2010 compared with $3.6 million for the comparable period of 2009.

We recorded a loss on foreign currency exchange of $0.9 million for the twelve months ended December 31, 2010 compared with a gain of $0.2 million for the same period last year.

As the debt instruments exchanged in the Convertible Notes Exchange have substantially different terms, the Company recognized the exchange of the 5.00% Convertible Senior Notes as extinguishment of debt. As a result, for the twelve months ended December 31, 2010, the Company recognized a loss of $4.3 million for the debt extinguishment.

Interest expense was $4.8 million for the year ended December 31, 2010, as compared to $3.4 million for the comparable period of 2009. The increase is mainly due to the additional interest payments relating to the New Convertible Senior Notes issued in February 2010 and to amortization of loan fees of $1.5 million (compared to $0.1 million for the twelve months ended December 31, 2009) due to the change in estimate of the lives of the issue premium and debt issuance costs associated to 5.00% Convertible Senior Notes and to the New Convertible Senior Notes.

We recorded a loss of $0.7 million on discontinued operations for the twelve months ended December 31, 2010 mainly due to various legal cost and overriding interest payment.

As a result of the above, for the twelve months ended December 31, 2010, the Company reported a loss available to common shares of $9.5 million, or $0.38 per diluted share, compared to a loss available to common shares of $25.4 million for the full year 2009, or $1.24 per diluted share.

FOURTH QUARTER 2010 FINANCIAL RESULTS

	Three months ended
	December 31,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$7.7	$6.1	$1.6	25%
Sale and other operating revenue	$6.5	$6.1	$0.4	6%
Other operating income	$1.2	$—	$1.2
Operating income (loss)	$(5.6)	$(5.0)	$(0.6)	12%
Loss from discontinued operations	$0.4	$(1.9)	$2.3	-120%
Income (loss) available to common shares	$(5.6)	$(5.0)	$(0.6)	13%
Basic loss per share ($/share)	$(0.22)	$(0.24)	$0.02	-8%
Diluted loss per share ($/share)	$(0.22)	$(0.24)	$0.02	-8%
Capital expenditures	$0.06	$2.80	$(2.7)	-98%
Production (MBbl)	82	80	1	2%
Average realized price ($/Bbl)	$81.18	$62.19	$19.0	31%

Fourth quarter 2010 revenues increased to $7.7 million (resulting from oil sales of $6.5 million and other operating revenue of $1.2 million) compared to $6.1 million for the fourth quarter 2010.

Toreador recorded an operating loss in the fourth quarter of 2010 of $5.6 million, compared to a loss of $5 million in the same period last year. Non-cash expenses in the fourth quarter of 2010 include depreciation, depletion and amortization of $1.6 million and $0.6 million of stock compensation expense, which is included in general and administrative expense.

Lease operating expense in the three months ended December 31, 2010 was $4.3 million and general and administrative expense net of stock compensation expense was approximately $5 million.

For the three months ended December 31, 2010, the company reported a loss available to common shares of $5.6 million, or $0.22 per diluted share, compared to a loss available to common shares of $5.6 million in the fourth quarter of 2009 or $0.24 per diluted share

Production, Production Prices and Costs

The following table summarizes our oil production, net of royalties, for the periods indicated for France. It also summarizes calculations of our total average unit sales prices and unit costs

	For the year ended December 31,
	2010	2009	2008
Production
Oil (Bbls)	323,073	328,416	365361
Daily average (Bbls/Day)	885	900	1,001

Unit prices
Average oil price ($/Bbl)	$76.67	$57.17	$93.32

Unit costs ($/BOE)
LOE	$35.90	$25.57	$25.35
Exploration and acquisition	0.64	—	0.39
DDA	13.59	16.66	12.83
Dry hole costs	0	0	0
G&A	46.98	11.25	3.54

Total	$97.10	$53.48	$42.11

* Exploration and acquisition expense are net of personal, general and administrative cost of TEF as Operator and invoiced to Hess under the Hess Investment Agreement.

Summary of Oil Reserves as of December 31, 2010 and 2009

The following table sets forth information about our estimated net proved reserves, probable reserves and possible reserves at December 31, 2010 and 2009 for our properties in France. Gaffney, Cline & Associates Ltd, an independent petroleum engineering firm in the United Kingdom (“GCA”), audited our proved developed reserves, proved undeveloped reserves, probable reserves, possible reserves and discounted present value (pretax) as of December 31, 2010 and 2009. We prepared the estimate of standardized measure of proved reserves in accordance with FASB ASC 932, “Extractive Activities-Oil and Gas.” No reserve reports have been provided to any governmental agencies.

	December 31,
	2010	2009
	(Mbbl)	(Mbbl)
Proved developed	5,154	5,383
Proved undeveloped	369	420
Total Proved	5,523	5,803
Probable	3,562	3,333
Possible	4,816	5,202

Our proved reserves at December 31, 2010 were 5.5 Mbbls. All of our proved reserves are located in the Paris Basin, France. The Neocomian Complex, one of our two producing assets, accounted for 93.32% of our proved reserves. The decrease of our proved reserves from 5.8 Mbbls in 2009 to 5.5 Mbbs in 2010 can be explained entirely by our production for the year.

OTHER UPDATES

Julien Balkany stepped down from the Board and has been appointed Special Advisor to Toreador’s Chief Executive and President.

Julien Balkany, who has been on the Board since January 2009, has resigned as a non-executive director and Vice Chairman of the Company, effective immediately. Mr. Balkany has been appointed as Special Advisor to Toreador’s President and Chief Executive Officer, Craig McKenzie. As part of his new senior advisory capacity, Mr. Balkany will continue assisting diligently and proactively Toreador in its efforts to achieve its business objectives in France.

Dr. Peter Hill, non-executive Chairman of the Board said, “I would like to thank Mr. Balkany for his instrumental role in the successful strategic transformation of Toreador over the last two years. I am pleased that he accepted this new senior advisory role. We look forward to his ongoing contributions in assisting Toreador to realize its true potential in France.”

CONFERENCE CALL

A conference call to discuss fourth quarter 2010 and fiscal year 2010 results and current operational activities will be held today at ,11:00 am EDT.

The conference leader will be Craig M. McKenzie, President and Chief Executive Officer.

Approximately 10 minutes before the conference call participants who wish to ask questions during the call should dial 1(800) 659-2032 from within the U.S. or +1 (617) 614-2712 from outside the U.S. and provide the conference ID# #52576957 to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link.

Those unable to participate in the live call may hear the rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or may dial 1(888) 286-8010 within the U.S. or + 1(617) 801-6888 from outside the U.S., access code #59398998, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors — The Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such a probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our most recent Form 10-K, available from use by calling (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net provides more information about Toreador.

APPENDIX 1: CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$21,616	$8,712
Accounts receivable	4,427	3,126
Income tax receivable	0	245
Other	2,959	3,593
Total current assets	29,002	15,676

Oil properties
Oil properties, gross	108,979	116,435
Accumulated depreciation, depletion and amortization	(43,201)	(41,814)
Oil properties, net	65,778	74,621

Investments	200	200
Goodwill	3,685	3,973
Other assets	1,634	2,685

Total assets	$100,299	$97,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$11,890	$12,491
Deferred lease payable — current portion	113	107
Derivatives	1,330	886
Current portion of long-term debt	0	32,385
Income taxes payable	6,341	0
Total current liabilities	19,674	45,869

Long-term accrued liabilities	348	385
Deferred lease payable, net of current portion	329	442
Asset retirement obligations	6,866	6,733
Deferred income tax	14,618	15,358
Long-term debt	34,394	22,231
Total liabilities	76,229	91,018

Stockholders’ equity:
Common stock, $0.15625 par value, 30,000,000 shares authorized; 25,849,705 in 2010 and 22,106,955 in 2009 shares issued	4,039	3,454
Additional paid-in capital	200,230	170,895
Accumulated deficit	(186,068)	(176,578)
Accumulated other comprehensive income	8,403	10,900
Treasury stock at cost, 721,027 shares for 2009 and 2010	(2,534)	(2,534)
Total stockholders’ equity	24,070	6,137

Total liabilities and stockholders’ equity	$100,299	$97,155

APPENDIX 2: CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	For The Year Ended December 31,
	2010	2009	2008
	(In thousands, except share and per share data)
Revenues and other income:
Sales and other operating revenue	$23,994	$19,236	$34,150
Other operating income	16,770	—	—
Total revenues and other income	40,764	19,236	34,150
Operating costs and expenses:
Lease operating expense	11,597	8,396	9,263
Exploration expense	1,977	138	1,224
Depreciation, depletion and amortization	4,390	5,256	4,637
Accretion on discounted assets and liabilities	(89)	507	357
Impairment of oil and natural gas properties and intangible assets	0	0	2,282
General and administrative	15,177	20,360	13,042
Gain on sale of properties and other assets	0	(121)	—
Loss on oil and gas derivative contracts	444	879	1,781
Total operating costs and expenses	33,496	35,415	32,586
Operating income (loss)	7,268	(16,179)	1,564
Other (expense) income:
Foreign currency exchange gain (loss)	(874)	169	(145)
(Loss) gain on the early extinguishment of debt	(4,256)	3,596	1,233
Interest expense, net of interest capitalized	(4,758)	(3,368)	(4,170)
Total other (expense) income	(9,888)	397	(3,082)
Income (loss) before taxes from continuing operations	(2,620)	(15,782)	(1,518)
Income tax (benefit) provision	6,130	(450)	5,502
Loss from continuing operations, net of income taxes	(8,750)	(15,332)	(7,020)
Loss from discontinued operations, net of income taxes	(740)	(10,080)	(101,585)
Net loss available to common shares	$(9,490)	$(25,412)	$(108,605)

Basic loss available to common shares per share:
From continuing operations, net of income taxes	$(0.35)	$(0.75)	$(0.35)
From discontinuing operations, net of income taxes	(0.03)	(0.49)	(5.13)
	$(0.38)	$(1.24)	$(5.48)

Diluted loss available to common shares per share:
From continuing operations, net of income taxes	$(0.35)	$(0.75)	$(0.35)
From discontinuing operations, net of income taxes	(0.03)	(0.49)	(5.13)
	$(0.38)	$(1.24)	$(5.48)
Weighted average shares outstanding:
Basic	25,153	20,564	19,831
Diluted	25,165	20,564	19,831
Statement of Comprehensive Loss
Net loss	$(9,490)	$(25,412)	$(108,605)
Foreign currency translation adjustments	(2,497)	4,561	(5,254)
Foreign currency translation adjustments subsidiaries sold	0	(30,161)	—
Comprehensive income (loss)	$(11,987)	$(51,012)	$(113,859)

Source: Toreador Resources Corporation

Toreador Resources Corporation
Corporate Secretary
Shirley Z. Anderson, +1 469 369-8531

sanderson@toreador.net